SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made, effective December 3, 2004, by and between Lightrays, Ltd. a California limited partnership (“Lightrays”), on the one hand, and Xenonics Holdings, Inc. (“Xenonics”) and its subsidiary, Xenonics, Inc. (“Subsidiary”) on the other hand. Xenonics and Subsidiary are collectively referred to herein as the “Xenonics Parties.” Lightrays and the Xenonics Parties are collectively referred to as the “Parties.”

RECITALS

a. Lightrays and Subsidiary are parties to that certain Agreement for License and Transfer of Intellectual Property Rights dated March 27, 1997 as amended effective June 9, 1997 and April 23, 1998 (“Amended IP Agreement”) which provides that, among other things, upon the conditions specified therein (I) Subsidiary was to cause to be paid to Lightrays certain royalties in the total sum of $400,000 (“Royalty Payments”), and (ii) upon full payment of the Royalty Payments, among other things, Subsidiary was to own, free and clear of all claims from Lightrays, certain intellectual property, including U.S. Patent #5,036,444, as more specifically described in article VI B.(d) of the Amended IP Agreement (collectively the “IP”).

b. A dispute has arisen between Lightrays and the Xenonics Parties concerning the respective rights and obligations of Lightrays and Subsidiary under the Amended IP Agreement in that Lightrays contends that it is entitled to receive the Royalty Payments, none of which have been paid to date, and the Xenonics Parties contend that Subsidiary is entitled to rescind the Amended IP Agreement, has no obligation to pay any of the Royalty payments to Lightrays, and is entitled to the IP free and clear of any claims by Lightrays (collectively, “Disputes”).

c. The Parties now wish to settle and resolve the foregoing adversary Disputes and have agreed, and do hereby mutually agree, to a settlement and compromise of all claims and causes of action, relating in any way to the Amended IP Agreement, the IP and the Disputes or any other possible actions which are based or could be based upon the facts, or any of them, contained in the above-described recitals.

d. In entering into this Agreement none of the Parties concede the sufficiency or validity of any actual or potential claim, cause of action, denial or defense of any of the other Parties, and nothing contained herein shall be deemed an admission, express or implied, of any liability or absence of a valid cause of action or defense by any of the Parties.

e. The Parties intend this Agreement to be a final settlement between the Parties of all matters, which are or could be in controversy between them, and intend that it replace all previous agreements or conversations, if any exist, between the Parties.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and agreements contained herein, the Parties, for good and valid consideration, agree as follows:

1. Immediately upon execution by all of the Parties of this Agreement, the following actions shall be taken by the specified Parties:

A. Lightrays will cause to be transferred and assigned to Xenonics any and all of Lightrays’ right, title or interest in and to the IP including, but not limited to, the Patent. Such transfer and assignment shall be effected by the execution and delivery of the Assignment, attached as Exhibit “A” hereto.

B. The Xenonics Parties will cause to be issued to Lightrays, 97,000 shares of authorized but previously unissued shares of common stock of Xenonics (“the Shares”). In connection with the issuance off the restricted Shares, Lightrays makes the following representations:

I.	Lightrays has all requisite power and authority to enter into this Agreement.

II.	Lightrays is acquiring the Shares solely for its own account, for investment purposes only and not with a view to, or for resale in connection with, any distribution or public offering of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Lightrays has no present intention to sell, offer to sell, or otherwise dispose of or distribute any of the Shares, except that it will distribute shares to its partners who will agree to be bound by the provisions of this Agreement.

III.	Lightrays understands that the Shares have not been registered under the 1933 Act in reliance on an exemption from the registration requirements, and that consequently the Shares cannot be offered, sold or otherwise transferred, and must be held indefinitely by Lightrays, unless and until they are registered with the U.S. Securities and Exchange Commission under the 1933 Act or until an exemption from such registration is available.

IV.	Lightrays understands and agrees that all certificates evidencing the Shares will be imprinted with a legend restricting the sale of the Shares without registration.

V.	Lightrays is an “accredited investor” as defined in SEC Rule 501 and has: (a) a pre-existing business relationship with Xenonics Holdings, Inc., or its officers or directors, such that Lightrays is aware of the character, business acumen and general business and financial circumstances or such persons; and/or (b) such knowledge and experience in business and financial matters that it is capable of evaluation the merits and risks of this investment in the Shares and is capable of protecting its own interests in connection with in the Shares.

VI.	Lightrays has had full access to all the information it considers necessary to make an informed investment decision with respect to the Shares.

C. Subsidiary will assign to Lightrays all of Subsidiary’s interest in Lightrays, which consists of the partnership and other rights assigned by F. Morton Cameron to Subsidiary pursuant to the Assignment of Limited Partnership Interest of Lightrays, Ltd, a California Limited Partnership dated November 23, 1998, accepted by Subsidiary on November 30, 1998, and consented to by Lightrays on August 17, 1999.

2. Upon completion of the performance required by the Xenonics Parties pursuant to Sections 1B and 1C, above, Lightrays hereby fully releases any and discharges the Xenonics Parties, and each of them, and their respective agents, employees, officers, directors, shareholders, subsidiaries, parents, affiliates, partners, members, attorneys, successors and assignees, from and against any and all claims, liabilities, obligations, causes of action, attorneys fees and costs, known or unknown, in law or in equity, arising from or in any way related to the Disputes, the Amended IP Agreement, the Royalties or the IP, save and except the obligations created or preserved in this Agreement.

3. Upon completion of the performance required by Lightrays pursuant to Section 1A, above, the Xenonics parties, and each of them, hereby fully release any and discharge Lightrays and its agents, employees, officers, directors, shareholders, subsidiaries, parents, affiliates, partners, members, attorneys, successors and assignees, from and against any and all claims, liabilities, obligations, causes of action, attorneys fees and costs, known or unknown, in law or in equity, arising from or in any way related to the Disputes, the Amended IP Agreement, the Royalties or the IP, save and except the obligations created or preserved in this Agreement.

4. The Parties hereby agree that the foregoing mutual covenants and agreements shall constitute full and complete satisfaction of any and all claims relating to the Disputes, the Amended IP Agreement, the Royalties and the IP, including those claims described in the recitals above (collectively, “Released Claims”). It is the intention of the Parties that the releases set forth in Sections 3 and 4 above shall be effective as a bar to all Released Claims, of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, specified to be so barred; in furtherance of this intention, the Parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties, and each of them, acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but it is their intention hereby to fully and finally forever settle and release any and all matters, disputes and differences, relating to the Released Claims, known or unknown, between the Parties.

5. All of the Parties acknowledge and agree that nothing in Paragraphs 2, 3 and 4 hereof shall release or discharge them from the obligations assumed under the terms of this Agreement.

6. The Parties, and each of them, represent and warrant to each other that they have not heretofore assigned or transferred, or purported to transfer, to any person, firm or association, corporation or other entity any claim or cause of action described in this Agreement, and that each of the Parties has the authority to waive, release or compromise the claims as hereinabove set forth.

7. This Agreement contains the entire understanding of the Parties and there are no representations, covenants or understandings other than those expressed herein. Each of the Parties acknowledges that none of the other Parties or any agent or attorney of any of the other Parties has made any promise, representation or warranty whatsoever, express or implied or statutory, not contained or expressly referred to herein, concerning the subject matter hereof, to induce them to execute this Agreement, and they acknowledge that they have not executed this Agreement in reliance upon any promise, representation or warranty not specifically contained herein.

8. Each of the Parties agrees to execute any additional further documentation necessary or appropriate to carry out the terms or intents expressed herein, including but not limited to the provisions of Section 1, above.

9. Notwithstanding the provisions of Section 1281.2, et seq., of the California Code of Civil Procedure, or any other applicable statutes, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including the issues as to whether the Agreement is voidable or other grounds for rescission of the Agreement exist, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment thereon may be rendered in any court having jurisdiction over the subject matter.

10. Should any of the Parties reasonably retain counsel for the purpose of enforcing or preventing the breach of any provision of this Agreement, including, but not limited to, instituting any action or proceeding to enforce any provision of this Agreement for damages by reason of breach of any provision hereof, or declaration of such party’s rights or obligations hereunder or for any other judicial remedy, then, if said matter is settled by judicial determination, including arbitration, the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, as part of such costs, reasonable attorney’s fees and costs for services rendered by such prevailing party.

11. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

12. This Agreement has been negotiated and entered into in the State of California, County of San Diego, and shall be governed by, construed and enforced in accordance with the laws of the State of California. Should any dispute arise as to the terms and provisions of this Agreement, venue shall be in San Diego County, California.

13. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and assigns.

14. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the Parties in interest at the time of the modification.

15. Each of the Parties hereby warrants and represents to the other that it is duly authorized and empowered to enter into this Agreement.

16. The Parties, and each of them, represent and declare in executing this Agreement that they rely solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, if any, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements covering any matters made by any of the parties hereto, or by any persons representing them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Lightrays, Ltd.:

Dated: 12/3/04	By:	/s/ Wynton G. Shaw

Xyster, LLC, General Partner

Dated: 11/08/04	By:	/s/Robert F. Buie

Robert F. Buie, Manager

Xenonics Holdings, Inc.:

Dated: 10/19/04	By:	/s/ Alan P. Magerman

Alan P. Magerman

CONSENT

The undersigned limited partners of Lightrays, Ltd. hereby consent to the terms of this Agreement.

Dated: 11/8/04	/s/ Robert F. Buie

Robert F. Buie

Dated: 11/2/04	/s/ Dr. Duane Buringrud

Dr. Duane Buringrud

Dated: 12/3/04	/s/ Dr. Barry Mozlin

Dr. Barry Mozlin

Dated: 11/1/04	/s/ Dr. Wynton G. Shaw

Dr. Wynton G. Shaw